UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2025

NUVALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40671	81-5112298
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nuvalent, Inc.

One Broadway, 14th Floor, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

(857) 357-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	NUVL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2025, in accordance with the recommendation of the Nominating and Corporate Governance Committee (“NCG Committee”) of the Board of Directors (the “Board”) of Nuvalent, Inc. (the “Company”), the Board elected Christy J. Oliger as a member of the Board, effective immediately.

Ms. Oliger was elected to serve as a Class III director of the Board, until the Company’s 2027 annual meeting of stockholders and until her successor is elected and qualified or until her earlier resignation or removal. The Board has determined that Ms. Oliger is an “independent” director under the rules of Nasdaq. Also, in accordance with the recommendation of the NCG Committee, the Board appointed Ms. Oliger as a member of the Audit Committee of the Board (the “Audit Committee”), effective immediately following her election to the Board.

Ms. Oliger will receive compensation for her service as a non-employee director and as a member of the Audit Committee in accordance with the Company’s non-employee director compensation policy, including an initial, one-time (i) stock option grant upon her election to purchase 6,119 shares of the Company’s Class A common stock at an exercise price equal to $75.53 per share, the closing price of the Company’s Class A common stock on the date of grant, which option shall vest in equal monthly installments over three years from the date of grant, and (ii) restricted stock unit grant upon her election for 3,971 shares of the Company’s Class A common stock, which restricted stock unit will vest in equal annual installments over three years from the date of grant, with vesting in each case subject to Ms. Oliger’s continued service. Ms. Oliger will also be entitled to receive annual cash retainers for her service as a director and member of the Audit Committee, and annual equity grants in accordance with the Company’s non-employee director compensation policy. The Company’s non-employee director compensation policy was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the U.S. Securities and Exchange Commission on May 9, 2024.

There are no arrangements or understandings between Ms. Oliger and any other persons pursuant to which she was elected as a director. Ms. Oliger does not have any family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Ms. Oliger and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Oliger will enter into the Company’s standard form of director indemnification agreement. The form of the director indemnification agreement was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the U.S. Securities and Exchange Commission on July 7, 2021.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 18, 2025, the Company held its 2025 Annual Meeting of Stockholders (the “Annual Meeting”). A total of 64,379,704 shares of the Company’s Class A common stock were present in person or represented by proxy at the Annual Meeting, representing approximately 97.01% of the Company’s outstanding Class A common stock as of April 21, 2025, the record date for the Annual Meeting. The following are the voting results for the proposals considered and voted upon at the Annual Meeting, all of which were described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2025.

Proposal No. 1 — The following nominees were elected as Class I directors, each to serve on the Board for a three-year term expiring at the 2028 annual meeting of stockholders and until their respective successors have been duly elected and qualified, based on the following votes:

Nominee	For	Withheld	Broker Non-Votes
Grant Bogle	63,795,710	83,867	500,127
James R. Porter, Ph.D.	63,736,521	143,056	500,127
Anna Protopapas	55,108,458	8,771,119	500,127

Proposal No. 2 — The compensation paid to the Company’s named executive officers was approved, on an advisory basis, based on the following votes:

For	Against	Abstain	Broker Non-Votes
53,520,192	10,356,887	2,498	500,127

Proposal No. 3 — The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, was ratified, based on the following votes:

For	Against	Abstain	Broker Non-Votes
64,366,589	10,783	2,332	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvalent, Inc.

Date: June 20, 2025	By:	/s/ Deborah A. Miller
Deborah A. Miller, Ph.D.
Chief Legal Officer and Secretary